                 ASHWORTH, INC.  AND SUBSIDIARIES

          SCHEDULE COMPUTING NET INCOME PER COMMON SHARE

                                          Year ended October 31,
                                  ------------------------------------
                                    1997          1996          1995
                                 ----------   -----------   -----------
PRIMARY
 Net Income                      $4,827,000    $1,403,000    $1,401,000
 Adjustment for interest *           70,000             0             0
                                 ----------    ----------    ----------
Adjusted Net Income              $4,897,000    $1,403,000    $1,401,000
                                 ==========    ==========    ==========
Weighted average number of
 common and equivalent
 shares outstanding:
   Common stock                  12,393,000    12,024,000    11,776,000
   Common stock equivalent
    shares                          822,000        74,000       336,000

Weighted average shares          13,215,000    12,098,000    12,112,000
                                 ==========    ==========    ==========

Net income per common share      $      .37    $      .12    $      .12
                                 ==========    ==========    ==========
FULLY DILUTED
 Net Income                      $4,827,000    $1,403,000    $1,401,000
 Adjustment for interest *           37,000             0             0
                                 ----------    ----------    ----------
Adjusted Net Income              $4,864,000    $1,403,000    $1,401,000
                                 ==========    ==========    ==========
Weighted average number of
 common and equivalent
 shares outstanding:
   Common stock                  12,393,000    12,024,000    11,776,000
   Common stock equivalent
    shares                          868,000       160,000       535,000

Weighted average shares          13,261,000    12,184,000    12,311,000
                                 ==========    ==========    ==========

Net income per common share      $      .37    $      .12    $      .11
                                 ==========    ==========    ==========

* Under the treasury stock method, the number of shares that can be repurchased from the funds generated by the common stock equivalents is restricted to 20% of the shares issued and outstanding. The excess funds are applied to long-term debt. The adjustment for interest reflects the savings that would have occured had long-term debt been reduced by the excess funds.


                            EXHIBIT 11